Exhibit 4.10

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

among

Travelport Worldwide Limited,

Travelport Holdings Limited,

Travelport Limited and

the other parties named herein

Dated as of April 15, 2013

TABLE OF CONTENTS

1.	EFFECTIVENESS; DEFINITIONS		2
	1.1	Closing	2
	1.2	Definitions	2
2.	CORPORATE GOVERNANCE		2
	2.1	Board of Directors	2
	2.2	Actions Requiring Principal Shareholder Approval	5
	2.3	Change of Classification	8
	2.4	Issuance of New Equity Shares	8
	2.5	Further Assurances	8
	2.6	Actions in Contravention	8
	2.7	Approval Rights	8
	2.8	Period	8
3.	TRANSFER RESTRICTIONS		9
	3.1	General Transfer Restrictions	9
	3.2	Prohibited Transfers	9
	3.3	[Reserved]	9
	3.4	Certain Transferees to Become Parties	9
	3.5	Impermissible Transfer	10
	3.6	Notice of Transfer	10
	3.7	Period	10
4.	TAG-ALONG, DRAG-ALONG AND PRE-EMPTIVE RIGHTS		10
	4.1	Tag Along	10
	4.2	Principal Shareholder Tag Along	13
	4.3	Drag Along	15
	4.4	Additional Tag Along and Drag Along Provisions	17
	4.5	[Reserved]	18
	4.6	Pre-Emptive Right	18
	4.7	Period	19
5.	COVENANTS		20
	5.1	Information Rights	20
	5.2	Confidentiality	21
	5.3	Suspension of Information Rights	22
	5.4	[Reserved]	22
	5.5	[Reserved]	22
	5.6	[Reserved]	22
	5.7	Additional Covenants of the Parties	22
	5.8	[Reserved]	22
	5.9	Period	22
	5.10	Tax Covenants	22
	5.11	Audited Financial Statement Waiver	23

	5.12	Direct and Indirect Actions	23
6.	REMEDIES		23
	6.1	Generally	23
7.	LEGENDS		23
	7.1	Restrictive Legend	23
	7.2	Securities Act Legend	24
	7.3	Stop Transfer Instruction	24
	7.4	Termination of the Securities Act Legend	24
8.	AMENDMENT, TERMINATION, ETC.		24
	8.1	Oral Modifications	24
	8.2	Written Modifications	24
	8.3	Effect of Termination	25
9.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		25
	9.1	Qualified Institutional Buyer	25
	9.2	Transfer Restrictions	25
	9.3	Information	25
	9.4	Legends	26
	9.5	No Other Representations	26
	9.6	Transferees	26
	9.7	Reliance	26
	9.8	No Representation	26
	9.10	Authorization; No Conflicts	26
	9.11	Approval, Consent or Authorization	26
	9.12	Valid, Binding and Enforceable	27
10.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY; REPRESENTATIONS AND WARRANTIES OF TDS		27
	10.1	Representations and Warranties of the Company	27
	10.2	Representations and Warranties of TDS	28
11.	DEFINITIONS		29
	11.1	Certain Matters of Construction	29
	11.2	Definitions	30
12.	MISCELLANEOUS		37
	12.1	Survival of Representations; Effect	37
	12.2	Notices	37
	12.3	Binding Effect, Etc.	39
	12.4	Descriptive Heading	39
	12.5	Counterparts	40
	12.6	Severability	40
	12.7	No Third Party Beneficiaries	40

13.	GOVERNING LAW		40
	13.1	Governing Law	40
	13.2	Consent to Jurisdiction	40
	13.3	WAIVER OF JURY TRIAL	41
	13.4	Exercise of Rights and Remedies	41
Schedule I – Travelport Worldwide Limited – Share Ownership Information
Exhibit A – Form of Addendum Agreement
Exhibit B – Form of Registration Rights Agreement
Exhibit C – Company’s Memorandum of Association
Exhibit D – Company’s Bye-laws

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

OF

TRAVELPORT WORLDWIDE LIMITED

This AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of April 15, 2013 by and among Travelport Worldwide Limited, a Bermuda exempted company (the “Company”), Travelport Holdings Limited, a Bermuda exempted company (“Travelport Holdings Limited”), Travelport Limited, a Bermuda exempted company (“Travelport Limited”), the parties listed under the heading “Shareholders” on Schedule I hereto (together with their respective successors and permitted assigns and transferees (the “Shareholders”), TDS Investor (Cayman), L.P., a Cayman island limited partnership (“TDS”), and others.

RECITALS

WHEREAS, the Company has issued to the Shareholders the number of common shares with par value $0.0002 per share (“Company Shares”) set forth opposite each Shareholder’s name on Schedule I hereto; and

WHEREAS, the Company has (i) previously issued to certain members of management of Travelport Limited and certain of its direct and indirect Subsidiaries (the “Management Shareholders”) and (ii) reserved for issuance to Management Shareholders, an amount of Company Shares which in the aggregate will represent no more than 10.3% of the issued and outstanding share capital of the Company on the date hereof (“Management Shares”), issued or to be issued pursuant to the amended Travelport Worldwide Limited 2011 Equity Plan (the “Company Equity Plan”) to be approved as set forth herein; and

WHEREAS, as of the date hereof (i) the Shareholders and the Management Shareholders own the number of Company Shares set forth opposite each of their names on Schedule I hereto, (ii) the additional Management Shares set forth in Schedule I hereto have been authorized and may be issued in the future in connection with the Company Equity Plan and (iii) the Shareholders and the Management Shareholders are the only equity holders of the Company as of the date hereof; and

WHEREAS, the parties hereto desire to establish parameters regarding the composition of the boards of directors of the Company, Travelport Holdings Limited and Travelport Limited, to restrict the direct and indirect sale, assignment, transfer, encumbrance or other disposition of Company Shares, to provide for certain additional covenants and to provide for certain rights and obligations as between themselves in relation to the affairs of the Company and its Subsidiaries as hereinafter provided.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement intending to be bound hereby agree as follows:

1. EFFECTIVENESS; DEFINITIONS.

1.1 Closing. This Agreement shall become effective concurrently with the closing of the Restructuring (the “Closing”).

1.2 Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 11 hereof.

2. CORPORATE GOVERNANCE.

2.1 Board of Directors.

2.1.1 Size of the Board. Immediately following the Closing, the board of directors of the Company (“Company Board”) shall consist of six (6) directors (including the initial Principal Shareholder Directors), the board of directors of Travelport Holdings Limited (“Holdings Board”) shall consist of six (6) directors (including the initial Principal Shareholder Directors) and the board of directors of Travelport Limited (“Limited Board”) shall consist of six (6) directors (including the initial Principal Shareholder Directors), in each case which number may decrease in accordance with this Agreement, the respective Bye-Laws of the Company, Travelport Holdings Limited and Travelport Limited, and applicable law; provided that the number of directors shall not be reduced to less than five (5) directors without the consent of each Principal Shareholder Director. The size of each of the Company Board, the Holdings Board and the Limited Board shall not exceed six (6) directors. All action requiring the consent of the Company Board, the Holdings Board or the Limited Board shall require the consent of a majority of such board’s directors, in addition to any other approval rights set forth in this Agreement.

2.1.2 Designation of Directors.

(a) At or prior to the Closing, all pre-Closing directors on the Company Board, the Holdings Board and the Limited Board (except to the extent that any such director has been appointed pursuant to the provisions of this Section 2.1.2), shall have tendered their resignations from each such Board, effective as of the Closing.

(b) After the Closing, one (1) director of each of the Company Board, the Holdings Board and the Limited Board shall be the Chief Executive Officer of Travelport Limited (the “CEO Director”).

(c) After the Closing, each Principal Shareholder shall be entitled to designate one (1) director to each of the Company Board, the Holdings Board and the Limited Board (such persons designated, each a “Principal Shareholder Director” and collectively the “Principal Shareholder Directors”). Immediately following the Closing, the Principal Shareholder Directors shall consist of:

(i) Martin Brand, as the initial Intermediate Director;

(ii) Gavin Baiera, as the initial AG Director; and

(iii) Scott McCarty, as the initial Q Director.

(d) The Principal Shareholder Directors shall use reasonable good faith efforts to collectively designate the members of the Company Board, the Holdings Board and the Limited Board, apart from the CEO Director and the Principal Shareholder Directors (such persons designated, each an “Additional Director” and collectively the “Additional Directors”); provided that if all Principal Shareholders cannot collectively agree on any Additional Director, such Additional Director shall be designated by any two Principal Shareholders, so long as any remaining Principal Shareholder does not reasonably object to such Additional Director. Immediately following the Closing, the Additional Directors shall consist of:

(i) Douglas M. Steenland; and

(iii) Jeff Clarke;

provided, that, Jeff Clarke shall resign from each of the Company Board, the Holdings Board and the Limited Board effective May 15, 2013.

(e) In the event that a Principal Shareholder ceases to be a Principal Shareholder, such Principal Shareholder shall (i) promptly cause its Principal Shareholder Director to resign and (ii) the majority of the directors remaining in office shall decide whether to decrease the size of each of the Company Board, the Holdings Board and the Limited Board, as applicable, and eliminate such vacancy or appoint a replacement director; provided that the consent of the remaining Principal Shareholder Directors shall be required to reduce the size of any such board below five (5) directors. In the event that a Principal Shareholder ceases to be a Principal Shareholder, such Principal Shareholder will cease to have any rights to designate a Principal Shareholder Director or Additional Director pursuant to this Section 2.1.2.

(f) If at any time the number of directors entitled to be designated pursuant to Section 2.1.2(e) decreases, the Company shall provide written notice to the applicable Principal Shareholder(s). During the pendency of the appointment, election or removal of any Principal Shareholder Director, the Company Board, the Holdings Board and the Limited Board shall be restricted in taking any action except to the extent that (i) such action cannot, in the reasonable judgment of the Company Board, the Holdings Board or the Limited Board, as applicable, wait until the designated Principal Shareholder Director is appointed, elected or removed as a member of the Company Board, the Holdings Board or the Limited Board, as applicable, or (ii) in the case of the pendency of the appointment or election of any Principal Shareholder Director, such Principal Shareholder has failed to designate a replacement in accordance with Section 2.1.2(c) within twenty (20) days of the date that the vacancy arose.

2.1.3 Term of Directors; Directors’ Expenses. Subject to Sections 2.1.2(e), 2.1.4 and 2.1.9, each Principal Shareholder Director shall serve an initial term of two (2) years on the Company Board, the Holding Board and the Limited Board, commencing on the date of election or appointment. Subject to Sections 2.1.2(e), 2.1.4 and 2.1.9, subsequent terms shall be for one (1) year. The Company shall promptly reimburse each Principal Shareholder Director (or the applicable Principal Shareholder to the extent such Principal Shareholder or any of its Affiliates incurred such expenses) for any reasonable and documented out-of-pocket expenses incurred in connection with the performance by such Principal Shareholder Director of his or her duties as a director of the Company, Travelport Holdings Limited and Travelport Limited, as applicable.

2.1.4 Removal of Directors. Each Principal Shareholder shall have the right at any time to require the removal of (with or without cause) any Principal Shareholder Director designated by such Principal Shareholder for election to the Company Board, the Holdings Board and the Limited Board.

2.1.5 Voting of Shareholders. Each Shareholder shall vote or cause to be voted all Company Shares beneficially owned by such Shareholder, from time to time, and shall take all other actions reasonably necessary in its capacity as a Shareholder, to ensure that at each annual or special meeting of Shareholders at which an election of directors is held, or pursuant to any written consent of Shareholders, the CEO Director, the Principal Shareholder Directors and the Additional Directors (in each case, provided the other provisions of this Section 2 are met) are elected to the Company Board. Each Shareholder shall also vote or cause to be voted all Company Shares beneficially owned by such Shareholder, from time to time, and shall take all other actions reasonably necessary in its capacity as a Shareholder, to remove from the Company Board any Principal Shareholder Director designated by a Principal Shareholder that such Principal Shareholder desires to remove pursuant to Sections 2.1.4 and 2.1.9.

2.1.6 Directors of Travelport Holdings Limited and Travelport Limited The Company, as the sole shareholder of Travelport Holdings Limited, which in turn is the sole shareholder of Travelport Limited, shall, to the extent permitted by applicable law, take such actions as are reasonably necessary to implement the actions set forth in this Section 2.1, including without limitation, to (i) elect the CEO Director, the Principal Shareholder Director(s) and the Additional Director(s) to the Holdings Board and the Limited Board, (ii) remove from the Holdings Board and the Limited Board any Principal Shareholder Director designated by a Principal Shareholder that such Principal Shareholder desires to remove pursuant to Sections 2.1.4 and 2.1.9, and (iii) provide meeting notices for their respective board members, in each case, under the terms and conditions set forth in this Section 2.

2.1.7 Committees. The Company Board, the Holdings Board and the Limited Board may from time to time designate one or more committees, each of which shall have the same members as the members of such committee in respect of the Company Board, the Holdings Board and the Limited Board. Subject to applicable law, each Principal Shareholder Director shall be a member of each such committee.

2.1.8 Notice; Telephonic and Electronic Attendance and Action by Written Consent. Meetings of each of the Company Board, the Holdings Board and the Limited Board require valid and adequate notice to each director. Notice of any meeting of the Company Board, the Holdings Board and the Limited Board will be deemed given if the CEO Director and each Additional Director is given customary, timely notice reasonably in advance of such board meeting and each Principal Shareholder Director is provided (i) seven-days notice in respect of any regularly scheduled board meeting, (ii) 48-hours notice in respect of any emergency board meeting or (iii) such shorter time if agreed by such director. Telephonic and electronic attendance at board meetings will be permitted. Any action taken by the Company Board, the Holdings Board or the Limited Board by written consent, without a meeting, will require unanimous approval of the applicable board. Failure to comply with the provisions of this Section 2.1.8 shall invalidate the proceedings at any such board meeting or action by written consent.

2.1.9 Removal and Replacement; Vacancies Generally. Subject to Section 42.1(b) and (c) of the Company’s Bye-laws and applicable laws and the terms of this Agreement, including Section 2.1.2(e), a Principal Shareholder Director may only be removed by the Principal Shareholder that designated such Principal Shareholder Director hereunder. If, prior to his or her appointment or election to the Company Board, the Holdings Board or the Limited Board, as applicable, any person is unable or unwilling to serve as a Principal Shareholder Director, then the applicable Principal Shareholder shall, subject to the other provisions of this Section 2, be entitled to designate a replacement. If, following appointment or election to the Company Board, the Holdings Board or the Limited Board, any Principal Shareholder Director resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a director, then, subject to the other provisions of this Section 2, the applicable Principal Shareholder shall be entitled to designate a replacement. If a Principal Shareholder is entitled to designate a person to fill any directorship and such Principal Shareholder fails to do so, then such directorship shall remain vacant until filled by such Principal Shareholder in accordance with this Section 2.

2.2 Actions Requiring Principal Shareholder Approval.

2.2.1 Requisite Shareholder Approval is required for the following actions by the Company, or to the extent specifically provided below, any Subsidiary of the Company, after the Closing:

(a) entering into a binding agreement (whether written or oral) that is not conditioned upon the receipt of the approval described in this Section 2.2.1(a) for, or effecting, (i) a Change in Control or (ii) an Initial Public Offering of the Company or any of its Subsidiaries;

(b) entering into any binding agreement (whether written or oral) providing for, or effecting, any transaction between the Company or any of its Subsidiaries, on the one hand, and any Principal Shareholder or any Affiliate thereof or any Affiliate of the Company (in each case, other than the Company or any of its Subsidiaries), on the other hand, which transaction is less favorable to the Company than one reasonably obtainable in a comparable transaction conducted with an unrelated Person on an arm’s length basis, other than (A) any transaction pursuant to the terms of any agreement to which the Company or any Subsidiary is a party or is bound that was entered into prior to the execution of the Restructuring Support Agreement, the principal terms of which have been disclosed, at the Company’s option, on a confidential basis to the Principal Shareholders (or to their counsel) or publicly disclosed; provided, that any amendment or modification to any such agreement (including the Management Agreement) shall require the approval provided for in this Section 2.2.1 and shall not be excluded by this clause (A); (B) any transaction or series of transactions in which the Company obtains a letter from a nationally recognized independent financial advisor stating that such transaction is fair to the Company from a financial point of view; (C) any transaction or series of transactions approved by a majority of the members of the Company Board (including the affirmative vote of two Principal Shareholder Directors); (D) the payment of reasonable and customary fees and reimbursement of expenses to, and indemnities provided for the benefit of, officers, directors, employees or consultants in the ordinary course of business; (E) equity issuances to, and retirements and repurchases of equity from, any director, officer, employee or consultant under the terms of any compensation plan approved by the Company Board; and (F) payments or loans (or cancellation of loans) to directors, officers, employees or consultants in the ordinary course of business and entering into employment agreements, severance arrangements, stock options plans and other similar arrangements with such directors, officers, employees or consultants in the ordinary course of business, which agreements, plans or arrangements, if they involve directors or executive officers, have been approved by the Company Board (including the affirmative vote of two Principal Shareholder Directors);

(c) any action by the Company or any of its Subsidiaries that (i) if taken by a corporation formed under the General Corporation Law of the State of Delaware, would require stockholder approval (unless otherwise agreed in this Agreement), and (ii) would disproportionately and adversely affect a Principal Shareholder in its capacity as a Shareholder and not a creditor;

(d) the authorization or issuance of any new equity securities of any Subsidiary of the Company (or securities convertible into or exchangeable for such equity securities), unless such new equity securities (or securities convertible into or exchangeable for such equity securities) are issued (i) for fair market value, determined in the good faith judgment of the Company Board, (ii) to the existing immediate parent company of the entity issuing such securities or (iii) in connection with the Company Equity Plan or any other management incentive plan approved by the Company Board (including the affirmative vote of two Principal Shareholder Directors);

(e) any reclassification of the Company Shares or any other outstanding securities of the Company that would disproportionately and adversely affect a Principal Shareholder in its capacity as a Shareholder and not a creditor;

(f) any repurchase, redemption, dividend or distribution in respect of any Company Shares that is not made on a pro rata basis (excluding any repurchases or redemptions of Company Shares upon termination of service with the Company or any net settlement upon vesting of Company Shares, in each case in the ordinary course of business pursuant to agreements with officers, directors and employees);

(g) any amendment of the organizational documents of the Company or any of its Subsidiaries in a manner that would have a disproportionate and adverse effect on a Principal Shareholder in its capacity as a Shareholder and not a creditor, or that would directly or indirectly modify or impair any of the approval rights set forth herein;

(h) removing or appointing the Chief Executive Officer (or other individual with the power to manage day-to-day operations), Chief Financial Officer or General Counsel of Travelport Limited;

(i) any acquisition by the Company or any of its Subsidiaries of any Person, business or asset with an enterprise value in excess of $100 million;

(j) any disposition by the Company or any of its Subsidiaries of any Person, business or asset (including a spin-off) with an enterprise value in excess of $100 million; and

(k) any voluntary bankruptcy filing, dissolution, liquidation or winding-up of the Company or any of its Subsidiaries.

2.2.2 The Company shall provide the Principal Shareholders with proper notice of any meeting or action by written consent to be taken in connection with any matter set forth in Section 2.2.1 in accordance with the Company’s Bye-laws; provided that if such matter requires the disclosure of material non-public information to any Principal Shareholder, the Company shall provide each Principal Shareholder the opportunity to acknowledge and affirm its confidentiality obligations (or decline to make such affirmation and reject receipt of the material non-public information) within a reasonable period in advance of such meeting or action by written consent. In each case, each Principal Shareholder shall have at least 10 Business Days from the date they received the notice of meeting or equivalent documentation to cast their vote and such vote may be cast by proxy, email or in writing.

2.3 Change of Classification. Subject to applicable law, the approval of the holders of at least 75% of the Company Shares then held by all of the Shareholders and the approval of two Principal Shareholders will be required to change the classification of the Company as a corporation under the Code.

2.4 Issuance of New Equity Shares. The Company shall not issue any new Shares (other than in connection with the Company Equity Plan) unless (i) such Shares are issued for fair market value, determined in the good faith judgment of the Company Board after obtaining a valuation from a nationally recognized independent financial expert, and (ii) approved by a majority of the members of the Company Board (including the affirmative vote of two Principal Shareholder Directors).

2.5 Further Assurances.

2.5.1 Further Assurances. Each Shareholder and TDS hereby agrees to take, at any time and from time to time, all actions necessary or desirable (including, without limitation, attendance at meetings in person or by proxy for the purposes of achieving a quorum and voting such Shareholder’s Shares or execution of a written consent in lieu of attending a meeting) to accomplish the provisions of Section 2, and the Company agrees to take, at any time and from time to time, all actions necessary or desirable within its control (including, without limitation, calling special board and shareholder meetings) to enable the provisions of Section 2 to be accomplished.

2.5.2 Approved Transactions. With respect to any transaction (i) that requires and has received Requisite Shareholder Approval under Section 2.2 or (ii) which is not subject to clause (i) and is approved by the Company Board (including the affirmative vote of two Principal Shareholder Directors, when required), each Shareholder shall vote or cause to be voted all Company Shares beneficially owned by such Shareholder, from time to time, and shall take all other actions necessary to approve, effect or implement such approved transaction and will not pursue any dissenter’s or appraisal rights.

2.6 Actions in Contravention. Subject to applicable laws, none of the Company, its Subsidiaries or any Shareholder will take, cause to be taken or otherwise give effect to any action by any Shareholder or any other Person which is in contravention or is reasonably expected to result in any violation of this Section 2.

2.7 Approval Rights. Whenever this Agreement provides for the consent, vote or approval of two Principal Shareholders, the consent, vote or approval of one Principal Shareholder shall be sufficient if there exists less than two Principal Shareholders at such time; provided that the approval rights of the Principal Shareholders set out in this Section 2 will cease to apply from and after the date on which there are no Shareholders that constitute Principal Shareholders.

2.8 Period. This Section 2 shall expire upon the earlier of the consummation of (i) a Company Sale or (ii) an Initial Public Offering.

3. TRANSFER RESTRICTIONS.

3.1 General Transfer Restrictions. Each Shareholder understands and agrees that the Shares held by such Shareholder on the date hereof have not been registered under the Securities Act or registered or qualified under any state or foreign securities laws. No Shareholder shall Transfer such Shareholder’s Shares (or solicit any offers in respect of any Transfer of such Shares), except in compliance with the Securities Act, any applicable state or foreign securities laws, the Company’s Bye-laws and any restrictions on Transfer contained in this Agreement or any other agreements or instruments pursuant to which such Shares were issued.

3.2 Prohibited Transfers. Until the expiration of the provisions in this Section 3, no Shareholder shall Transfer any of such Shareholder’s Shares:

(a) if such Transfer would cause the total number of Shareholders to exceed 1000, as determined under Section 12(g) of the Exchange Act, or would require registration of the Company or any class of securities of the Company under any U.S. or foreign securities laws; or

(b) in a manner that would violate any regulatory restrictions applicable to the Company, including requirements of the Bermuda Monetary Authority;

(c) in violation of the provisions of Section 3 or 4; or

(d) to a Strategic Investor, unless such Strategic Investor already owns Shares at the time of such Transfer.

3.3 [Reserved].

3.4 Certain Transferees to Become Parties. Any transferee receiving Shares in connection with a Transfer by a Shareholder shall become a Shareholder party to this Agreement and bound by the terms and conditions of this Agreement to the same extent, and in the same capacity, as the transferor; provided that no transferee that is not already a Principal Shareholder shall become a Principal Shareholder hereunder solely by virtue of such Transfer. Prior to the Transfer of any Shares by a Shareholder to any transferee (including pursuant to Section 4.1), and as a condition thereto, each Shareholder effecting such Transfer shall (x) if such transferee is not already a party hereto, cause such transferee to execute and deliver to the Company and each other Shareholder that holds, together with its Affiliates, more than 5% of the Outstanding Company Shares, an Addendum Agreement in the form attached hereto as Exhibit A, and (y) if reasonably requested by the Company, deliver an opinion of counsel in form and substance satisfactory to the Company to the effect that registration of such Transfer is not required under the Securities Act. TDS agrees and covenants that prior to the Transfer by TDS of any equity interest in Intermediate to any transferee, and as a condition thereto, TDS shall cause such transferee to execute and deliver to the Company, Intermediate and each other Shareholder an Addendum Agreement in the form attached hereto as Exhibit A and shall cause such transferee to agree to be bound by the same obligations of TDS under this Agreement and the Registration Rights Agreement.

3.5 Impermissible Transfer. Subject to applicable law, any attempted Transfer of Shares or equity interests not permitted under the terms of this Section 3 or not in compliance with any of the requirements of this Section 3 or Section 4 shall be null and void ab initio, and the Company shall not in any way give effect to any such impermissible Transfer.

3.6 Notice of Transfer. In addition to any other notice requirements included herein, if any Shareholder proposes to Transfer any Shares, the Shareholder shall furnish a written notice to the Company. Such notice shall set forth (a) the number of Shares to be Transferred and (b) the name and address of the prospective transferee. To the extent that any Shareholder shall Transfer any Shares in compliance with the terms of this Agreement, such Shareholder shall, within five (5) Business Days following consummation of such Transfer, deliver notice thereof to the Secretary of the Company, who shall promptly cause such Transfer to be reflected on Company’s register of members .

3.7 Period. Each of the foregoing provisions of this Section 3 shall expire upon the earlier of the consummation of (i) a Company Sale and (ii) an Initial Public Offering of the Company.

4. TAG-ALONG, DRAG-ALONG AND PRE-EMPTIVE RIGHTS.

4.1 Tag Along. Subject to any required Requisite Shareholder Approval under Section 2.2, if any Prospective Selling Shareholder proposes to Sell, directly or indirectly, any Shares to any Prospective Buyer (other than a Transfer to an Affiliate so long as such transferee remains an Affiliate of such Prospective Selling Shareholder after such Sale and has complied with the terms of Section 3.4):

4.1.1 Notice. The Prospective Selling Shareholder shall, prior to any such proposed Transfer, deliver a written notice (the “Tag Along Notice”) to each other Shareholder (each such Shareholder, a “Tag Along Holder”). The Tag Along Notice shall include:

(a) the principal terms and conditions of the proposed Sale, including (i) the number and class of Shares to be purchased from the Prospective Selling Shareholder, (ii) the fraction(s) expressed as a percentage, determined by dividing the number of Shares (by class) to be purchased from the Prospective Selling Shareholder by the total number of Shares (by class) held by the Prospective Selling Shareholder (the “Tag Along Sale Percentage”) (it being understood that the Company shall reasonably cooperate with the Prospective Selling Shareholder in respect of the determination of each applicable Tag Along Sale Percentage), (iii) the purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of each Prospective Buyer and (v) if known, the proposed Transfer date; and

(b) an invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer(s) Shares held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares held by such Tag Along Holder), on the same terms and conditions (by class and subject to Section 4.4.3), with respect to each Share Sold, as the Prospective Selling Shareholder shall Sell each of its Shares. For purposes of calculating each Selling Shareholder’s Tag Along Sale Percentage, but not for purposes of determining whether there has been a Change in Control and subject to Section 4.4.3, (i) all Options, Warrants and Convertible Securities will be treated as the same class of Shares for which they may be exercised and (ii) in the event the Prospective Selling Shareholder proposes to sell shares in an entity other than the Company, appropriate adjustments shall be made in the application of the provisions in this Section 4.1.

4.1.2 Exercise. Within ten (10) Business Days after the date of delivery of the Tag Along Notice (such date, the “Tag Along Deadline”), each Tag Along Holder desiring to make an offer to include Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Shareholder and any other Participating Seller, collectively, the “Tag Along Sellers”) shall have the right, but not the obligation, to deliver a written notice (the “Tag Along Offer”) to the Prospective Selling Shareholder indicating the number of Shares which such Participating Seller desires to have included in the proposed Sale (subject to the limitation set forth in Section 4.1.1(b)). Each Tag Along Holder who does not make a Tag Along Offer in compliance with the above requirements, including compliance with the Tag Along Deadline, shall be deemed to have waived all of such Tag Along Holder’s rights to participate in such Sale, and the Prospective Selling Shareholder shall thereafter be free to Sell, within 120 days after the delivery of the Tag-Along Notice, to the Prospective Buyer, at a purchase price no greater than the purchase price set forth in the Tag Along Notice and on other terms and conditions which, collectively, are not more favorable, in any material respect, to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder(s) pursuant to this Section 4.1. If such Sale is not consummated within such 120-day period, the Prospective Selling Shareholder may not sell any Shares without first complying with the provisions of this Section 4.1.

4.1.3 Irrevocable Offer. The offer of each Participating Seller contained in such Participating Seller’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share Sold (by class and subject to Section 4.4.3), as the Prospective Selling Shareholder, up to such number of Shares as such Participating Seller shall have properly specified in such holder’s Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that the purchase price shall be less than the purchase price set forth in the Tag Along Notice or the other terms and conditions shall be less favorable, in any material respect, to the Tag Along Sellers than those set forth in the Tag Along Notice, the Prospective Seller shall provide written notice thereof to each Participating Seller and each Participating Seller shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Prospective Selling Shareholder within five (5) Business Days after delivery of such written notice from the Prospective Selling Shareholder and upon such withdrawal shall be released from such Participating Seller’s obligations thereunder.

4.1.4 Reduction of Shares Sold. The Prospective Selling Shareholder shall include in the proposed Sale the entire number of Shares which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Shareholder by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer) subject to reduction as set forth in this Section 4.1.4. In the event the Prospective Selling Shareholder shall be unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale shall be allocated among the Tag Along Sellers in proportion, as nearly as practicable, as follows:

(a) there shall be first allocated to each Tag Along Seller a number of Shares equal to the lesser of (i) the number of Shares of the applicable class offered (or proposed, in the case of the Prospective Selling Shareholder) to be included by such Tag Along Seller in the proposed Sale pursuant to this Section 4.1, and (ii) a number of Shares equal to such Tag Along Seller’s Pro Rata Portion; and

(b) the balance, if any, not allocated pursuant to clause (a) above shall be allocated to the Prospective Selling Shareholder and each other Tag Along Seller which offered to sell a number of Shares of the applicable class in excess of such Person’s Pro Rata Portion, pro rata to each Tag Along Seller based upon the amount of such excess, or in such manner as the Tag Along Sellers may otherwise agree; provided, that the collective pro rata share of the Participating Sellers’ participation in such Sale shall not exceed the Participating Sellers’ collective Pro Rata Portion.

4.1.5 Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the purchase price to be paid in such proposed Sale shall be greater than the purchase price set forth in the Tag Along Notice or the other terms of such proposed Sale shall be more favorable, in any material respect, to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1; provided, however, that in the case of such a separate Tag Along Notice, the Tag Along Deadline shall be five (5) Business Days. The Tag Along Sellers shall sell to the applicable Prospective Buyer the Shares proposed to be transferred by them in accordance with this Section 4.1, at the time and place provided for the closing in the Tag Along Notice, or at such other time and place as the Tag Along Sellers and the applicable Prospective Buyer shall agree. As a condition to the consummation of such Sale, the Prospective Buyer shall comply with Section 3.4.

4.2 Principal Shareholder Tag Along. Subject to any required Requisite Shareholder Approval under Section 2.2 and provided that Section 4.1 shall not be applicable to such Sale, if any Initial Principal Shareholder proposes to Sell, directly or indirectly, any Shares to any Prospective Buyer (other than a Transfer to an Affiliate so long as such transferee remains an Affiliate of such Initial Principal Shareholder after such Sale and has complied with the terms of Section 3.4):

4.2.1 Notice. Such Initial Principal Shareholder shall, prior to any such proposed Transfer, deliver a written notice (the “Principal Shareholder Tag Along Notice”) to each other Principal Shareholder (each such Principal Shareholder and any of such Principal Shareholder’s Affiliates, a “Principal Shareholder Tag Along Holder”). The Principal Shareholder Tag Along Notice shall include:

(a) the principal terms and conditions of the proposed Sale, including (i) the number and class of Shares to be purchased from the Initial Principal Shareholder, (ii) the fraction(s) expressed as a percentage, determined by dividing the number of Shares (by class) to be purchased from the Initial Principal Shareholder by the total number of Shares (by class) held by the Initial Principal Shareholder (the “Principal Shareholder Tag Along Sale Percentage”) (it being understood that the Company shall reasonably cooperate with the Initial Principal Shareholder in respect of the determination of each applicable Principal Shareholder Tag Along Sale Percentage), (iii) the purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of each Prospective Buyer and (v) if known, the proposed Transfer date; and

(b) an invitation to each Principal Shareholder Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer(s) Shares held by such Principal Shareholder Tag Along Holder (not in any event to exceed the Principal Shareholder Tag Along Sale Percentage of the total number of Shares held by such Principal Shareholder Tag Along Holder), on the same terms and conditions (by class and subject to Section 4.4.3), with respect to each Share Sold, as the Initial Principal Shareholder shall Sell each of its Shares. For purposes of calculating each Principal Shareholder Tag Along Sale Percentage, but not for purposes of determining whether there has been a Change in Control and subject to Section 4.4.3, (i) all Options, Warrants and Convertible Securities will be treated as the same class of Shares for which they may be exercised and (ii) in the event the Initial Principal Shareholder proposes to sell shares in an entity other than the Company, appropriate adjustments shall be made in the application of the provisions in this Section 4.2.

4.2.2 Exercise. Within ten (10) Business Days after the date of delivery of the Principal Shareholder Tag Along Notice (such date, the “Principal Shareholder Tag

Along Deadline”), each Principal Shareholder Tag Along Holder desiring to make an offer to include Shares in the proposed Sale (each a “Participating Principal Shareholder” and, together with such Initial Principal Shareholder, collectively, the “Principal Shareholder Tag Along Sellers”) shall have the right, but not the obligation, to deliver a written notice (the “Principal Shareholder Tag Along Offer”) to the Initial Principal Shareholder indicating the number of Shares which such Participating Principal Shareholder desires to have included in the proposed Sale (subject to the limitation set forth in Section 4.2.1(b)). Each Principal Shareholder Tag Along Holder who does not make a Principal Shareholder Tag Along Offer in compliance with the above requirements, including compliance with the Principal Shareholder Tag Along Deadline, shall be deemed to have waived all of such Principal Shareholder Tag Along Holder’s rights to participate in such Sale, and the Initial Principal Shareholder shall thereafter be free to Sell, within 120 days after the delivery of the Principal Shareholder Tag-Along Notice, to the Prospective Buyer, at a purchase price no greater than the purchase price set forth in the Principal Shareholder Tag Along Notice and on other terms and conditions which, collectively, are not more favorable, in any material respect, to the Principal Shareholder Tag Along Sellers than those set forth in the Principal Shareholder Tag Along Notice, without any further obligation to such non-accepting Principal Shareholder Tag Along Holder(s) pursuant to this Section 4.2. If such Sale is not consummated within such 120-day period, the Initial Principal Shareholder may not sell any Shares without first complying with the provisions of this Section 4.2.

4.2.3 Irrevocable Offer. The offer of each Participating Principal Shareholder contained in such Principal Shareholder’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Principal Shareholder shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share Sold (by class and subject to Section 4.4.3), as the Initial Principal Shareholder, up to such number of Shares as such Participating Principal Shareholder shall have specified in such holder’s Principal Shareholder Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that the purchase price shall be less than the purchase price set forth in the Principal Shareholder Tag Along Notice or the other terms and conditions shall be less favorable, in any material respect, to the Principal Shareholder Tag Along Sellers than those set forth in the Principal Shareholder Tag Along Notice, the Initial Principal Shareholder shall provide written notice thereof to each Participating Principal Shareholder and each Participating Principal Shareholder shall be permitted to withdraw the offer contained in such holder’s Principal Shareholder Tag Along Offer by written notice to the Initial Principal Shareholder within five (5) Business Days after delivery of such written notice from the Initial Principal Shareholder and upon such withdrawal shall be released from such Participating Principal Shareholder’s obligations thereunder.

4.2.4 Reduction of Shares Sold. The Initial Principal Shareholder shall include in the proposed Sale of the entire number of Shares which each of the Principal Shareholder Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Initial Principal Shareholder by the Principal Shareholder Tag Along Notice and in the case of each Participating Principal Shareholder by such Participating Principal Shareholder’s Principal Shareholder Tag Along Offer) subject to reduction as set forth in this Section 4.2.4. In the event the Initial Principal Shareholder shall be unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale shall be allocated among the Principal Shareholder Tag Along Sellers in proportion, as nearly as practicable, as follows:

(a) there shall be first allocated to each Principal Shareholder Tag Along Seller a number of Shares equal to the lesser of (i) the number of Shares of the applicable class offered (or proposed, in the case of the Principal Shareholder) to be included by such Principal Shareholder Tag Along Seller in the proposed Sale pursuant to this Section 4.2, and (ii) a number of Shares equal to such Principal Shareholder Tag Along Seller’s Pro Rata Portion; and

(b) the balance, if any, not allocated pursuant to clause (a) above shall be allocated to the Initial Principal Shareholder and each other Principal Shareholder Tag Along Seller which offered to sell a number of Shares of the applicable class in excess of such Person’s Pro Rata Portion, pro rata to each Principal Shareholder Tag Along Seller based upon the amount of such excess, or in such manner as the Principal Shareholder Tag Along Sellers may otherwise agree; provided, that the collective pro rata share of the Participating Principal Shareholder’ participation in such sale shall not exceed the Participating Principal Shareholder’ collective Pro Rata Portion.

4.2.5 Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the purchase price to be paid in such proposed Sale shall be greater than the purchase price set forth in the Principal Shareholder Tag Along Notice or the other terms of such proposed Sale shall be more favorable, in any material respect, to the Principal Shareholder Tag Along Sellers than those set forth in the Principal Shareholder Tag Along Notice, the Principal Shareholder Tag Along Notice shall be null and void, and it shall be necessary for a separate Principal Shareholder Tag Along Notice to be delivered, and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.2; provided, however, that in the case of such a separate Principal Shareholder Tag Along Notice, the Principal Shareholder Tag Along Deadline shall be five (5) Business Days. The Principal Shareholder Tag Along Sellers shall sell to the applicable Prospective Buyer the Shares proposed to be transferred by them in accordance with this Section 4.2, at the time and place provided for the closing in the Principal Shareholder Tag Along Notice, or at such other time and place as the Principal Shareholder Tag Along Sellers and the applicable Prospective Buyer shall agree. As a condition to the consummation of such Sale, the Prospective Buyer shall comply with Section 3.4.

4.3 Drag Along. Subject to any required Requisite Shareholder Approval under Section 2.2 with respect to any Change in Control, each Shareholder hereby agrees, if requested by a Prospective Selling Shareholder, to Sell the same percentage (the “Drag Along Sale Percentage”) of the Shares by class then held by the Prospective Selling Shareholder that is proposed to be sold by the Prospective Selling Shareholder to a Prospective Buyer in such Change in Control (in one transaction or a series of related transactions), in the manner and on the terms set forth in this Section 4.3. For purposes of calculating each Participating Seller’s Drag Along Percentage, but not for purposes of determining whether there has been a Change in Control and subject to Section 4.4.3, (i) all Options, Warrants and Convertible Securities will be treated as the same class of Shares for which they may be exercised and (ii) in the event the Prospective Selling Shareholder proposes to sell shares in an entity other than the Company, appropriate adjustments shall be made in the application of the provisions in this Section 4.3. All Shares to be Sold to the Prospective Buyer shall be included in determining whether or not a proposed transaction constitutes a Change in Control.

4.3.1 Exercise. If the Prospective Selling Shareholder wishes to exercise the drag-along rights contained in this Section 4.3, then the Prospective Selling Shareholder shall deliver a written notice (the “Drag Along Notice”) to each other Shareholder at least ten (10) Business Days prior to the consummation of the Change in Control transaction. The Drag Along Notice shall set forth the principal terms and conditions of the proposed Sale, including (a) the number and class of Shares to be acquired from the Prospective Selling Shareholder, (b) the Drag Along Sale Percentage for each class, (c) the consideration to be received in the proposed Sale for each class, (d) the name and address of the Prospective Buyer and (e) if known, the proposed Transfer date. If the Prospective Selling Shareholder consummates the proposed Sale to which reference is made in the Drag Along Notice, each other Shareholder (each, a “Participating Drag Along Seller”, and, together with the Prospective Selling Shareholder, collectively, the “Drag Along Sellers”) shall: (i) be bound and obligated to Sell the Drag Along Sale Percentage of such Drag Along Seller’s Shares of each class in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 4.3.2 and Section 4.4.3) as the Prospective Selling Shareholder shall Sell each Share in the Sale (subject to Section 4.3.2 and Section 4.4.3); and (ii) except as provided in Section 4.3.2 and Section 4.4.3, shall receive the same form and amount of consideration per Share to be received by the Prospective Selling Shareholder for the corresponding class of Shares. Subject to Section 4.4.3, if any holders of Shares of any class are given an option as to the form and amount of consideration to be received, all holders of Shares of such class will be given the same option. Unless otherwise agreed by each Drag Along Seller, any non-cash consideration shall be allocated among the Drag Along Sellers pro rata based upon the aggregate amount of consideration to be received by such Drag Along Sellers to the extent reasonably practicable. If at the end of the 270th day after the date of delivery of the Drag Along Notice the Prospective Selling Shareholder has not completed the proposed Sale, the Drag Along Notice shall be null and void, each Participating Drag Along Seller shall be released from such holder’s obligation under the Drag Along Notice and it shall be necessary for a separate Drag Along Notice to be delivered and the terms and provisions of this Section 4.3 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.3.

4.3.2 Drag Along Seller Exclusion. For the avoidance of doubt and notwithstanding Section 4.3.1, the requirement that Drag Along Sellers Sell on the same terms and conditions as the Prospective Selling Shareholders shall not apply to any provisions providing any payment of customary and bona fide advisory fees paid to certain Shareholders or their Affiliates for actual services rendered pursuant to an agreement entered into by such Shareholder and the Company which received Requisite Shareholder Approval.

4.4 Additional Tag Along and Drag Along Provisions. The following provisions shall be applied to any proposed Sale to which Section 4.1, 4.2 or 4.3 applies:

4.4.1 Further Assurances. The Company and each Participating Seller, Participating Principal Shareholder and Participating Drag Along Seller, as applicable, shall take or cause to be taken all such actions as may be reasonably necessary or reasonably desirable in order to expeditiously consummate each Sale pursuant to Section 4.1, Section 4.2 or Section 4.3 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other reasonably necessary documents or instruments; furnishing information and copies of relevant documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the reasonable requests of the Prospective Selling Shareholder(s) or Initial Principal Shareholder, as applicable, and the Prospective Buyer; provided, however, that (x) Participating Sellers, Participating Principal Shareholders and Participating Drag Along Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence and (y) in no event shall any Participating Seller, Participating Principal Shareholder or Participating Drag Along Seller or any of their Affiliates have any non-competition, non-solicitation or similar obligations. Without limiting the generality of the foregoing, each Participating Seller, Participating Principal Shareholder and Participating Drag Along Seller, as applicable, agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Shareholder(s) or Initial Principal Shareholder(s) to which such Prospective Selling Shareholder(s) or Initial Principal Shareholder(s) will also be party, including agreements to (a)(i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares, the absence of any Adverse Claim with respect to such Shares and the non-contravention of other agreements and (ii) be liable as to such representations, warranties, covenants and other agreements, in each case to the same extent (but with respect to its own Shares) as the Prospective Selling Shareholder(s) or Initial Principal Shareholder(s), and (b) in the case of a Sale pursuant to Sections 4.1, 4.2 or 4.3, be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Sale of Shares shall not exceed the lesser of (i) such Participating Seller’s, Participating Principal Shareholder’s or Participating Drag Along Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s, Participating Principal Shareholder’s or Participating Drag Along Seller’s portion of the aggregate proceeds to all Tag Along Sellers, Principal Shareholder Tag Along Sellers or Drag Along Sellers, as applicable, in connection with such Sale and (ii) the proceeds to such Participating Seller, Participating Principal Shareholder or Participating Drag Along Seller, as applicable, in connection with such Sale.

4.4.2 Sale Process. The Prospective Selling Shareholder or Initial Principal Shareholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale in Sections 4.1, 4.2 or 4.3 and the terms and conditions thereof. The Prospective Selling Shareholder or Initial Principal Shareholder or any Affiliate of such Persons shall not have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale.

4.4.3 Treatment of Options, Warrants and Convertible Securities;. If any Participating Seller, Participating Principal Shareholder or Participating Drag Along Seller shall Sell any Options, Warrants or Convertible Securities that are exercisable, convertible or exchangeable in any Sale pursuant to Section 4, such Participating Seller, Participating Principal Shareholder or Participating Drag Along Seller, as applicable, shall receive in exchange for such Options, Warrants or Convertible Securities consideration in the amount (if greater than zero) equal to the purchase price received by the Prospective Selling Shareholder(s) or Initial Principal Shareholder(s), as applicable, in such Sale for the number of Company Shares that would be issued upon exercise, conversion or exchange of such Options, Warrants or Convertible Securities less the exercise price, if any, of such Options, Warrants or Convertible Securities, in each case, subject to reduction for any tax or other amounts required to be withheld under applicable law.

4.4.4 Closing. The closing of a Sale to which Section 4.1, 4.2 or 4.3 applies shall take place (i) on the proposed Transfer date, if any, specified in the Tag Along Notice, Principal Shareholder Tag Along Notice or Drag Along Notice, as applicable (provided that consummation of any Transfer may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), and (ii) if no proposed Transfer date was required to be specified in the Tag Along Notice, Principal Shareholder Tag Along Notice or Drag Along Notice, as applicable, at such time as the Prospective Selling Shareholder(s) or Initial Principal Shareholder(s), as applicable, shall specify by notice to each Participating Seller, Participating Principal Shareholder or Participating Drag Along Seller, as applicable. At the closing of such Sale, each Participating Seller, Participating Principal Shareholder and Participating Drag Along Seller shall deliver the certificates evidencing the Shares to be Sold by such Participating Seller, Participating Principal Shareholder or Participating Drag Along Seller, if any, with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances (other than any arising as a result of the terms of this Agreement), with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration, if applicable.

4.5 [Reserved].

4.6 Pre-Emptive Right.

4.6.1 Notice. Subject to Section 2.4, if at any time after the date hereof, the Company proposes to offer and Sell any New Securities (other than pursuant to the

Company Equity Plan, an Initial Public Offering or in connection with the Company’s acquisition of another business or a strategic investment, in each case that has been approved by the Company Board, and with respect to a strategic investment approved by a majority of the members of the Company Board (including the affirmative vote of two Principal Shareholder Directors), the Company shall give written notice (“New Issue Offer Notice”) to each Shareholder:

(a) setting forth in reasonable detail (i) the terms and provisions of the proposed Sale of the New Securities; (ii) the price and other terms of the proposed Sale of such New Securities; and (iii) the number of such New Securities to be offered; and

(b) offering to each such Shareholder the right to purchase up to that number of New Securities as shall equal (i) the number of New Securities proposed to be sold by the Company multiplied by (ii) a fraction, the numerator of which is (x) the number of Company Shares then owned by such Shareholder, and (y) the denominator of which is the total number of outstanding Company Shares.

4.6.2 Exercise. In order to exercise its purchase rights under this Section 4.6, such Shareholder must, within ten (10) Business Days after receipt of the New Issue Offer Notice, provide written notice to the Company stating the number of New Securities such Shareholder wishes to purchase. If all of the New Securities offered to the Shareholders are not fully subscribed by such Shareholders, the remaining New Securities will be reoffered to the Shareholders purchasing their full allotment upon the terms set forth in this Section 4.6, until all such New Securities are fully subscribed or until all such Shareholders have subscribed for all such New Securities which they desire to purchase. In order to exercise its purchase rights under this Section 4.6, Shareholders must, within five (5) Business Days after receipt of such reoffers, exercise their purchase rights in writing. To the extent that the Company offers two or more securities in units, such Shareholders must purchase such units as a whole and will not have the right to purchase only one of the securities making up such unit.

4.6.3 Expiration. Upon the expiration of the offering periods described above, the Company will be free to Sell such New Securities that the Shareholders have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Shareholders. Any New Securities offered or sold by the Company after such ninety (90) day period must be reoffered to Shareholders pursuant to this Section 4.6.

4.6.4 Election. The election by a Shareholder not to exercise its preemptive rights under this Section 4.6 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed offer.

4.7 Period. Each of the foregoing provisions of this Section 4 shall expire upon the earlier of the consummation of (i) a Company Sale and (ii) an Initial Public Offering of the Company.

5. COVENANTS.

5.1 Information Rights.

5.1.1 Information Rights. Subject to the Shareholder’s confidentiality obligations set forth in Section 5.2, Shareholders shall be entitled to receive from the Company all information regarding Travelport Limited filed with the SEC or otherwise publicly available; provided that each Shareholder that, together with its Affiliates, beneficially owns at least 5% of the Outstanding Company Shares shall be entitled to the additional information set forth in Section 5.1.2 below.

5.1.2 Additional Information Rights. Subject to the Shareholder’s confidentiality obligations set forth in Section 5.2 and except for information protected by attorney-client privilege, the Company shall furnish, or cause to be furnished, the following to each Shareholder that, together with its Affiliates, beneficially owns at least 5% of the Outstanding Company Shares:

(a) As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of Travelport Limited, an unaudited balance sheet of Travelport Limited and its consolidated Subsidiaries as of the end of such quarter and the related unaudited income statement and statement of cash flows for such quarter;

(b) As soon as available and in any event within one hundred and five (105) days after the end of each fiscal year of Travelport Limited, (i) an audited balance sheet of Travelport Limited and its consolidated Subsidiaries as of the end of such fiscal year and the related income statement, statement of shareholders equity and statement of cash flows for such fiscal year; and

(c) Promptly after the occurrence of any material event which if the Company or any of its Subsidiaries was a reporting issuer under the Exchange Act, it would be required to file with the SEC a report on Form 8-K with respect thereto, notice of such event together with a summary describing the nature of such event. The Company and its Subsidiaries shall satisfy their respective obligations under this Section 5.1.2(c) if a Form 8-K containing such information is furnished by Travelport Limited to the SEC,;

provided, in each case, furnishing such information to the applicable Shareholder does not waive any attorney-client privilege held by the Company with respect to such information. Any information received by a Shareholder, as such, shall be governed by the provisions of this Agreement.

With respect to Section 5.1.1 and this Section 5.1.2, the information relating to the Company will be deemed to be delivered to the Shareholders if such information is filed with the SEC or, at the Company’s option, posted on a secure website or delivered via email or regular mail to the Shareholders.

5.1.3 Inspection Rights. Subject to the Shareholder’s confidentiality obligations set forth in Section 5.2, each Shareholder that, together with its Affiliates, beneficially owns at least 5% of the Outstanding Company Shares shall have the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect the books and records of the Company and its Subsidiaries at their respective registered offices at such times as such Shareholder shall reasonably request, but no more frequently than quarterly.

5.1.4 Tax-Related Information. Subject to Section 5.2, the Company shall use reasonable efforts to comply with any reasonable requests by a Principal Shareholder for any tax-related information (including any applicable state withholdings) in respect of the Principal Shareholder’s interest in the Company.

5.1.5 Portfolio Company Information. In order to facilitate (i) each Principal Shareholder’s compliance with legal and regulatory requirements applicable to the beneficial ownership by such Principal Shareholder and its Affiliates of Company Shares, and (ii) each Principal Shareholder’s oversight of its investment in the Company, the Company agrees, subject to Section 5.2, to promptly provide a Principal Shareholder with such information concerning the Company, including its finances and operations, as such Principal Shareholder may from time to time reasonably request. The Company recognizes that a Principal Shareholder does not assume responsibility for the accuracy or completeness of such information.

5.2 Confidentiality. No Shareholder shall be entitled to obtain any information relating to the Company or its Affiliates or Subsidiaries except as expressly provided in this Agreement or in another written agreement between the Company and such Shareholder or to the extent required by applicable law; to the extent such Shareholder is so entitled to such information, such Shareholder shall be subject to the provisions of this Section 5.2. Each Shareholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than in connection with monitoring its equity investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, including, but not limited to, information in connection with any action requiring Requisite Shareholder Approval, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.2 by such Shareholder or its Affiliates), (ii) is or has been independently developed or conceived by such Shareholder without use of the Company’s or any Subsidiary’s confidential information or (iii) is or has been made known or disclosed to such Shareholder by a third party (other than an Affiliate or agent of the Company) without a breach of any obligation of confidentiality such third party may have to the Company or any Subsidiary that is known to such Shareholder; provided, however, that a Shareholder may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its equity investment in the Company or for evaluating and preparing disclosure pursuant to clause (c) below, (b) to any Prospective Buyer as long as such Prospective Buyer agrees to be bound by the provisions of this Section 5.2, (c) to the extent necessary for a Shareholder to enforce its rights under this Agreement, the other agreements entered into in connection herewith and under the Company’s Bye-laws or (d)

as may otherwise be required by law (including reporting under securities laws and governmental filings) or legal proceeding; provided that such Shareholder takes reasonable steps to minimize the extent of any such required disclosure, including using commercially reasonable efforts to obtain a protective order in any legal proceeding, and provided further that such Shareholder discloses only that portion of any such confidential information as is, based on the advice of its counsel, legally required and provides the Company with notice of the disclosure that was or is to be made. The acts and omissions of any Person to whom any Shareholder may disclose confidential information pursuant to clause (a) of the preceding sentence shall be attributable to such Shareholder for purposes of determining such Shareholder’s compliance with this Section 5.2. Nothing in this Section 5.2 shall authorize the use of any confidential information in contravention of applicable securities laws.

5.3 Suspension of Information Rights. Any Shareholder entitled to receive any information from the Company or any of its Subsidiaries pursuant to this Section 5 may, by written notice to the Company or any of its Subsidiaries, suspend its right to receive any or all of such information for any period of time, as indicated in such notice, and the Company and its Subsidiaries shall comply with such Shareholder’s request.

5.4 [Reserved]

5.5 [Reserved]

5.6 [Reserved]

5.7 Additional Covenants of the Parties.

(a) On the date hereon, the Company shall enter into a Registration Rights Agreement with each Shareholder in the form attached as Exhibit B hereto.

(b) [Reserved]

(c) [Reserved]

(d) Each party agrees on behalf of itself and its Affiliates Controlling such party, in their capacity as such, not to, directly or indirectly, take any action that is in violation of any provisions of this Agreement or intended to frustrate the intent and purpose of this Agreement.

5.8 [Reserved]

5.9 Period. Each of the foregoing provisions of this Section 5, other than Section 5.2, shall expire upon the earlier of the consummation of (i) a Company Sale and (ii) an Initial Public Offering of the Company; in each case provided that the Company has complied with Section 5.7(a).

5.10 Tax Covenants. Except as may be required by applicable law, the parties hereto shall (i) treat the Restructuring as a reorganization described in Section 368(a)(1)(E) of the Code and (ii) not take any position on any U.S. federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Restructuring as a reorganization described in Section 368(a)(1)(E) of the Code.

5.11 Audited Financial Statement Waiver. Each Shareholder (including each transferee that becomes a party to this Agreement upon the execution of an Addendum Agreement in the form attached hereto as Exhibit A), in respect of such Company Shares that such Shareholder holds as of the date hereof and all additional Company Shares and other securities of the Company which such Shareholder shall hold in the Company after the date hereof, waives pursuant to Section 88 of The Companies Act 1981, as amended, of Bermuda the requirement that (i) the Company lay before general meetings of the Company’s shareholders financial statements prepared in accordance with generally accepted accounting principles and an auditor’s report thereon in respect of the financial years ending 2010 through and including 2021 and (ii) an auditor be appointed to the close of the next annual general meeting.

5.12 Direct and Indirect Actions. Each Principal Shareholder and TDS shall be prohibited from taking indirectly such actions that such Principal Shareholder and TDS, as applicable, are prohibited from taking directly.

6. REMEDIES.

6.1 Generally. The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

7. LEGENDS.

7.1 Restrictive Legend. Each certificate (or, if no certificate, by appropriate notation in the Company’s register of members) representing Company Shares shall have the following legend endorsed conspicuously thereupon (or in such notation):

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS PURSUANT TO THE COMPANY’S BYE-LAWS AND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF APRIL 15, 2013 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS. A COPY OF THE BYE-LAWS AND SUCH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

7.2 Securities Act Legend. Each certificate (or, if no certificate, by appropriate notation in the Company’s register of members) representing Company Shares shall have the following legend endorsed conspicuously thereupon (or in such notation):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN COUNTRY AND WERE ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE UNDER THE COMPANY’S BYE-LAWS AND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT (I) AS PERMITTED UNDER THE SECURITIES ACT PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER, (II) AS PERMITTED UNDER OTHER APPLICABLE LAWS AND (III) IN COMPLIANCE WITH SUCH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT AND BYE-LAWS. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, THE SELLER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS IT MAY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE SECURITIES ACT.”

7.3 Stop Transfer Instruction. The Company will instruct the Secretary of the Company not to register the Transfer of any Company Shares until the conditions specified in the foregoing legends and this Agreement are satisfied.

7.4 Termination of the Securities Act Legend. The requirement imposed by Section 7.2 shall cease and terminate as to any particular Company Shares when such Company Shares have been publicly sold pursuant to an effective registration statement under the Securities Act and in accordance with applicable non-U.S. securities laws.

8. AMENDMENT, TERMINATION, ETC.

8.1 Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

8.2 Written Modifications. Except as otherwise expressly set forth herein, this Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company, each Principal Shareholder and the Shareholders holding not less than a majority of the Outstanding Company Shares; provided, however, that the admission of new parties pursuant to the terms hereof shall not constitute an amendment of or notification of this Agreement for purposes of this Section 8.2.

Notwithstanding the foregoing, if any amendment, modification, extension, termination or waiver (an “Amendment”) would adversely change or affect the rights of a particular Shareholder in a manner disproportionate to the rights of the Shareholders approving such Amendment, then the consent of such particular Shareholder shall also be required.

Each such Amendment shall be binding upon each party hereto and each Shareholder subject hereto. In addition, each party hereto and each Shareholder subject hereto may waive any right hereunder, as to itself, by an instrument in writing signed by such party or Shareholder. To the extent the Amendment of any Section of this Agreement would require a specific consent pursuant to this Section 8.2, any Amendment to definitions to the extent used in such Section shall also require the specified consent.

8.3 Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

9. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

Each Shareholder represents and warrants:

9.1 Qualified Institutional Buyer. Such Shareholder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

9.2 Transfer Restrictions. Such Shareholder understands that the Company Shares have been or are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Company Shares have not been registered under the Securities Act and that (i) such securities may be offered, resold, pledged or otherwise Transferred only (A) pursuant to an exemption from registration under the Securities Act, (B) to the Company or any of its Subsidiaries or (C) pursuant to an effective registration statement and, in each case, in compliance with the limitations herein and in the Company’s Bye-Laws (as may be amended from time to time) and any applicable securities laws of any State of the United States or any other applicable jurisdiction and (ii) such Shareholder will, and each subsequent such Shareholder is required to, notify any later purchaser from it of the resale restrictions described in (i) above and any later purchaser shall be subject to such resale restrictions and the approval of the Bermuda Monetary Authority, if applicable.

9.3 Information. Such Shareholder confirms that (i) it has requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of acquiring Company Shares and the Shareholder and any accounts for which it is acting are each able to bear the economic risks of its or their investment, including a complete loss of the investment, (ii) it is not acquiring Company Shares with a view to any distribution of Company Shares; provided that the disposition of its property and the property of any accounts for which the Shareholder is acting as fiduciary shall remain at all times within its control and (iii) it acknowledges that it has had access to financial and other information, and has been afforded the opportunity to ask questions of representatives of the Company and receive answers to those questions, as it deemed necessary in connection with its investment in the Company.

9.4 Legends. Each Shareholder understands that the Company Shares will bear the legends set out in Sections 7.1 and 7.2 of this Agreement.

9.5 No Other Representations. Each Shareholder acknowledges that none of TDS, Intermediate or the Company nor any person representing any of the foregoing has made any representations to it with respect to the Company Shares, the Company, the Restructuring or the Company’s financial condition or results of operations or cash flows, apart from those representations set out in Section 10.1 of this Agreement.

9.6 Transferees. Each Shareholder agrees that it will deliver to each person to whom it proposes to Transfer Company Shares notice of the restrictions on Transfer of the Company Shares and any such transferee shall be deemed to have acknowledged any such restrictions upon such Transfer and such acknowledgement is a condition of such Transfer.

9.7 Reliance. Each Shareholder acknowledges that TDS, Intermediate, the Company and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that, if any of the foregoing acknowledgements, representations or agreements deemed to have been made by it are no longer accurate, it shall promptly notify the Company. If a Shareholder is acquiring any Company Shares as a fiduciary or agent for one or more investor accounts, such Shareholder represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

9.8 No Representation. Each Shareholder understands that no representation is made as to the availability of any exemption from Securities Act registration for the resale of the Company Shares.

9.10 Authorization; No Conflicts. The execution and delivery by such Shareholder of the Transaction Documents to which it is a party and performance of its obligations under the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) has been duly authorized by all necessary action on the part of such Shareholder, (ii) do not, and will not, contravene the terms of the governing documents of such Shareholder (if applicable), and (iii) do not conflict with or result in any breach of or contravention of any law, rule or regulation applicable to such Shareholder, except to the extent such contravention, conflict or breach could not reasonably be expected to have a material adverse effect on such Shareholder’s ability to perform its obligations hereunder.

9.11 Approval, Consent or Authorization. No approval, consent, authorization, or other action by, or notice to, or filing with, any governmental authority, is necessary or required in connection with the execution, delivery or performance by such Shareholder or enforcement against such Shareholder of the Transaction Documents to which it is a party, other than those that have been obtained or made on or prior to the Closing, except to the extent such contravention, conflict or breach could not reasonably be expected to have a material adverse effect on such Shareholder’s ability to perform its obligations hereunder.

9.12 Valid, Binding and Enforceable. The applicable Transaction Documents have been duly executed and delivered by such Shareholder and constitute legal, valid and binding obligations of such Shareholder, enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the bankruptcy court.

10. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; REPRESENTATIONS AND WARRANTIES OF TDS

10.1 Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder that, other than as publically disclosed:

(a) Each of the Company and its Subsidiaries is, and after giving effect to the Restructuring, will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each has and after giving effect to the Restructuring will have full corporate or other power and authority and all material governmental licenses, authorizations, consents and approvals necessary to own, lease and operate its property and to conduct the business in which it is engaged.

(b) Each of the Company and its Subsidiaries is, and after giving effect to the Restructuring will be, (i) in compliance with its organizational or governing documents and (ii) in compliance in all material respects with all requirements of applicable law.

(c) The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Company Shares issued on the date hereof (i) are within the Company’s power and authority and have been duly authorized by all necessary action, (ii) do not, and will not after giving effect to the Restructuring, contravene the terms of the Company’s Articles and the Company’s Bye-laws or other organizational or governing documents or any amendment thereof of the Company or any of its Subsidiaries, and (iii) do not, and will not after giving effect to the Restructuring, violate, conflict with or result in any breach of, contravention of or the creation of any Lien under, any material contractual obligation of the Company or any of its Subsidiaries or any law, order or decree applicable to the Company or any of its Subsidiaries.

(d) No approval, consent, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person, is necessary or required in connection with the execution, delivery or performance by the

Company or enforcement against the Company or any of its Subsidiaries of the Transaction Documents, other than those that have been obtained or made on or prior to the Closing.

(e) The Transaction Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) The Company has delivered to each Shareholder complete and accurate copies of the Company’s Articles and the Company’s Bye-laws and such documents remain in full effect as of the Closing after giving effect to the Restructuring.

(g) There is no litigation, arbitration, claim or proceeding pending before any governmental authority or threatened against the Company.

(h) Other than (i) the direct and indirect ownership of all of the outstanding equity interest of Travelport Holdings Limited and Travelport Limited and their respective Subsidiaries, and (ii) the obligations pursuant to the Transaction Documents, neither the Company nor any of its Subsidiaries (other than Travelport LLC and its Subsidiaries) have any assets, liabilities, obligations or operations.

(i) The Company has delivered to each Shareholder a complete and accurate capitalization table setting forth, as of the Closing and after giving effect to the Restructuring and the transactions contemplated hereby, the total authorized equity capital of the Company, each class and the number of issued and outstanding equity capital of the Company and the respective holders thereof and each class and the number of equity capital reserved for issuance under any equity incentive or similar plan or any other agreement or arrangement. All Company Shares that have or shall have been issued after giving effect to the Restructuring and the transaction contemplated hereby shall have been duly authorized, fully paid, non-assessable and free and clear from any taxes, liens, charges or encumbrances except for the obligations and restrictions under this Agreement. Except for the additional Management Shares, as of the Closing and after giving effect to the Restructuring and the transactions contemplated by this Agreement, there are no outstanding options, warrants or other rights to purchase Company Shares or any other equity securities of the Company nor is the Company obligated in any manner to issue any such Company Shares or other equity securities.

10.2 Representations and Warranties of TDS. TDS hereby represents and warrants as follows:

(a) TDS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The execution and delivery by TDS of the Transaction Documents to which it is a party and performance of its obligations under Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary action by TDS, (ii) do not, and will not contravene the terms of the governing documents of TDS, and (iii) do not conflict with or result in any breach or contravention of any law, rule or regulation applicable to TDS, except to the extent such contravention, conflict or breach could not reasonably be expected to have a material adverse effect on TDS’s ability to perform its obligations hereunder.

(c) No approval, consent, authorization, or other action by, or notice to, or filing with, any governmental authority, is necessary or required in connection with the execution, delivery or performance by TDS or enforcement against TDS of the Transaction Documents to which it is a party, other than those that have been obtained or made on or prior to the Closing, except to the extent such contravention, conflict or breach could not reasonably be expected to have a material adverse effect on TDS’s ability to perform its obligations hereunder.

(d) The applicable Transaction Documents have been duly executed and delivered by TDS and constitute legal, valid and binding obligations of TDS, enforceable against TDS in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the bankruptcy court.

11. DEFINITIONS.

For purposes of this Agreement:

11.1 Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 11:

(a) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) The word “including” shall mean including, without limitation;

(c) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d) The masculine, feminine and neuter genders shall each include the other.

11.2 Definitions. The following terms shall have the following meanings:

“Addendum Agreement” shall mean an agreement in a form substantially similar to Exhibit A attached hereto.

“Additional Director” shall have the meaning set forth in Section 2.1.2(d).

“Adverse Claim” shall have the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.

“Affiliate” means, when used with respect to a specified Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and shall, for purposes of Section 2.2.1(b), be deemed to include each Person or “group” (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the Exchange Act or any successor provision of any of these provisions) that, directly or indirectly, through one or more intermediaries, beneficially owns (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the Exchange Act or any successor provision of any of these provisions) or Controls 5% or more of the voting stock of the Person specified.

“AG” shall mean Angelo, Gordon & Co.

“AG Director” shall mean the director of the Company, Travelport Holdings Limited and Travelport Limited designated by AG in accordance with Section 2.1.2(c) of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Amendment” shall have the meaning set forth in Section 8.2.

“beneficial ownership” shall mean beneficial ownership as determined under Rule 13d-3 under the Exchange Act; and the terms “beneficially own” and “beneficial owner” have meanings correlative to the foregoing.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“CEO Director” shall have the meaning set forth in Section 2.1.2(b).

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, amalgamation, consolidation or sale or transfer of the equity interests or assets (including stock of its Subsidiaries), or otherwise) as a result of which (i) a Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) acquires beneficial ownership of 50% or more of the total voting power of the Company Shares or (ii) all or substantially all of the assets of the Company and its Subsidiaries taken as a whole are sold by lease, license, sale or otherwise to a Person other than the Company or one or more of its Subsidiaries.

“Closing” shall have the meaning set forth in Section 1.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company’s Articles” shall mean the Company’s Memorandum of Association attached hereto as Exhibit C, as may be subsequently amended in accordance with the provisions of this Agreement.

“Company’s Bye-laws” shall mean the Bye-laws of the Company attached hereto as Exhibit D, as may be subsequently amended in accordance with the provisions of this Agreement.

“Company Board” shall have the meaning set forth in Section 2.1.1.

“Company Equity Plan” shall have the meaning set forth in the Recitals.

“Company Sale” shall mean any transaction whereby an Independent Third Party acquires directly or indirectly either (i) a majority of the equity of the Company or (ii) all or substantially all of the assets of the Company, by merger, amalgamation, consolidation, sale or transfer.

“Company Shares” shall have the meaning set forth in the Recitals.

“Control,” including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Convertible Securities” shall mean any evidence of indebtedness, shares of stock or other securities or rights (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for Company Shares.

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, as amended, among Travelport LLC, as Borrower, Travelport Limited, as parent guarantor, Waltonville Limited, as intermediate parent guarantor, UBS AG, Stamford Branch, as administrative agent and L/C issuer, UBS Loan Finance LLC, as swing line lender, and the other agents and other lenders party thereto.

“Drag Along Notice” shall have the meaning set forth in Section 4.3.1.

“Drag Along Sale Percentage” shall have the meaning set forth in Section 4.3.

“Drag Along Sellers” shall have the meaning set forth in Section 4.3.1.

“Electing Shareholder” shall mean TCV and/or OEP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

“Holdings Board” shall have the meaning set forth in Section 2.1.1.

“Independent Third Party” means (i) any Person that is not a Principal Shareholder (or any Affiliate, or any officer, director, or employee of such Shareholder or its Affiliates) and (ii) any group (within the meaning of Section 13(d)(3) of the Exchange Act) that does not include a Principal Shareholder (or any Affiliate, or any officer, director, or employee of such Shareholder or its Affiliates).

“Initial Advisors” shall mean Blackstone Management Partners L.L.C. (formerly known as Blackstone Management Partners V L.L.C.) and TCV.

“Initial Principal Shareholder” shall mean (i) any Principal Shareholder together with its Affiliates and (ii) if an Opt-In Event has occurred, the applicable Electing Shareholder together with its Affiliates, in each case that proposes to Transfer Shares to a Prospective Buyer.

“Initial Public Offering” shall mean the initial firm commitment underwritten Public Offering registered under the Securities Act or equivalent foreign securities laws (other than a registration statement on Form F-4, Form S-4 or Form S-8 (or any similar or successor form or equivalent foreign form)).

“Investment and Cooperation Agreement” shall mean the Investment and Cooperation Agreement, dated as of December 7, 2006, among TDS, the Company and OEP.

“Intermediate” shall mean Travelport Intermediate Limited, a Bermuda exempted company.

“Intermediate Director” shall mean the director of the Company, Travelport Holdings Limited and Travelport Limited designated by Intermediate in accordance with Section 2.1.2(c) of this Agreement.

“Limited Board” shall have the meaning set forth in Section 2.1.1.

“Management Agreement” shall mean the Transaction Monitoring and Fee Agreement (as amended or modified from time to time), dated as of August 23, 2006, among Travelport LLC and the Initial Advisors.

“Management Shares” shall have the meaning set forth in the Recitals.

“Management Shareholders” shall have the meaning set forth in the Recitals.

“New Issue Offer Notice” shall have the meaning set forth in Section 4.6.1.

“New Securities” shall mean any equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“OEP” shall mean OEP TP, Ltd.

“Opt-In Event” shall mean the election of an Electing Shareholder to be treated as an Initial Principal Shareholder for purposes of Section 4.2 hereof, which election shall be evidenced by the delivery of an irrevocable notice from such Electing Shareholder to the Company and each Principal Shareholder to the effect that such Electing Shareholder desires to be treated as an Initial Principal Shareholder for purposes of Section 4.2 hereof and agrees to be bound by Section 4.2 hereof.

“Options” shall mean any options to subscribe for, purchase or otherwise directly acquire Company Shares, other than any such option held by the Company or any right to purchase Company Shares pursuant to this Agreement.

“Outstanding Company Shares” shall mean as of the time of determination, the issued and outstanding Company Shares as of such time, including any Company Shares into which any outstanding Options, Warrants or Convertible Securities may be exercised, converted or exchanged (treating such Options, Warrants or Convertible Securities as a number of outstanding Company Shares for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged for all purposes of this Agreement except as otherwise specifically set forth herein).

“Participating Drag Along Seller” shall have the meaning set forth in Section 4.3.1.

“Participating Seller” shall have the meaning set forth in Sections 4.1.2.

“Participating Principal Shareholder” shall have the meaning set forth in Sections 4.2.2.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Principal Shareholder” means, each of: (i) Intermediate, (ii) AG and (iii) Q; provided that any such Shareholder shall cease to be a Principal Shareholder upon the earlier to occur of (i) such Shareholder and its Affiliates, collectively, cease to beneficially own 5% of more of the Outstanding Company Shares or (ii) if such Shareholder or any of its Affiliates (including, in the case of Intermediate, an Electing Shareholder) has sold, transferred or disposed of any Outstanding Company Shares (other than to an Affiliate of such Shareholder), such Shareholder and its Affiliates, collectively, cease to beneficially own 10% or more of the Outstanding Company Shares; provided, further, that, until an Opt-In Event has occurred with respect to an Electing Shareholder, (x) for the purposes of calculating Intermediate’s beneficial ownership in this definition, Outstanding Company Shares owned by such Electing Shareholder shall be excluded and (y) Sales of Outstanding Company Shares by such Electing Shareholder shall be disregarded (and, for the sake of clarity, upon such time as an Opt-In Event has occurred with respect to an Electing Shareholder, (x) for the purposes of calculating Intermediate’s beneficial ownership in this definition, Outstanding Company Shares owned by such Electing Shareholder shall be included and (y) Sales of Outstanding Company Shares by such Electing Shareholder shall be included); and provided, further, except as set forth in the immediately preceding proviso, for purposes of calculating a Shareholder’s or its Affiliate’s ownership in this definition, only Outstanding Company Shares that are both beneficially owned and owned of record by such Shareholder and its Affiliates, collectively, shall be included.

“Principal Shareholder Director” shall have the meaning set forth in Section 2.1.2(c).

“Principal Shareholder Tag Along Deadline” shall have the meaning set forth in Section 4.2.2.

“Principal Shareholder Tag Along Holder” shall have the meaning set forth in Section 4.2.1.

“Principal Shareholder Tag Along Notice” shall have the meaning set forth in Section 4.2.1.

“Principal Shareholder Tag Along Offer” shall have the meaning set forth in Section 4.2.2.

“Principal Shareholder Tag Along Sale Percentage” shall have the meaning set forth in Section 4.2.1(a).

“Principal Shareholder Tag Along Sellers” shall have the meaning set forth in Section 4.2.2.

“Pro Rata Portion” shall mean, subject to adjustments in Section 4.4.3, with respect to each Tag Along Seller and by class, a number of Shares equal to the aggregate number of Shares that the Prospective Buyer is willing to purchase in the proposed Sale, multiplied by a fraction, the numerator of which is the aggregate number of Shares held by such Tag Along Seller and the denominator of which is the aggregate number of Shares held by all Tag Along Sellers.

“Prospective Buyer” shall mean any Person proposing to purchase or otherwise acquire Shares from a Prospective Selling Shareholder or, in the case of Section 4.2, from an Initial Principal Shareholder.

“Prospective Selling Shareholder” shall mean:

(a) for purposes of Section 4.1, any Person or group of Persons (within the meaning of Section 13(d)(3) of the Exchange Act), together with such Person(s) Affiliates, beneficially owning a majority of the Outstanding Company Shares; and

(b) for purposes of Section 4.3, any Person or group of Persons (within the meaning of Section 13(d)(3) of the Exchange Act), together with such Person(s) Affiliates, beneficially owning a majority of the Outstanding Company Shares.

“Public Offering” shall mean a public offering and sale of Company Shares by the Company (or any successor) pursuant to an effective registration statement under the Securities Act and/or in compliance with equivalent applicable foreign securities laws.

“Q” shall mean Q5-R5 Trading, Ltd. and R2 Top Hat, Ltd.

“Q Director” shall mean the director of the Company, Travelport Holdings Limited and Travelport Limited designated by Q in accordance with Section 2.1.2(c) of this Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement entered into on the date hereof among the Company and the Shareholders as contemplated by Section 5.7(a), in the form attached hereto as Exhibit B.

“Requisite Shareholder Approval” shall mean the approval of each Principal Shareholder, or if all Principal Shareholders cannot agree, then the holders of the majority of the Company Shares, including at least two Principal Shareholders.

“Restructuring” shall mean the consummation of the restructuring transactions described in the Restructuring Support Agreement.

“Restructuring Support Agreement” shall mean the restructuring support agreement, dated April 15, 2013, among the Company, Travelport Holdings Limited and each Consenting Lender (as defined therein) party thereto, as amended.

“Sale” shall mean a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as in effect from time to time.

“Shareholders” shall have the meaning set forth in the Preamble.

“Shares” shall mean the Company Shares and any other classes of ordinary or preferred shares of the Company; provided, that for the purposes of Sections 4.1, 4.2 and 4.3, a Transfer or Sale of any Shares “indirectly” shall include a Transfer or Sale by any Prospective Selling Shareholder or Initial Principal Shareholder of any equity interests in any Person that holds, directly or indirectly, Shares where such Transfer or Sale results in a change in such Prospective Selling Shareholder’s or Initial Principal Shareholder’s beneficial ownership of the Shares.

“Strategic Investor” shall mean, with respect to any proposed Transfer, (a) any Person that is reasonably determined, in good faith, by the Company Board to be a direct competitor of the Company or any of its Subsidiaries or a potential strategic investor in the Company or any of its Subsidiaries, (b) a vendor, supplier or customer, of the primary business products and services of the Company or its Subsidiaries, including, but not limited to, vendors, suppliers and customers in the hotel, car rental, airline and data center industries and (c) any Affiliate of any such Person specified in clause (a) or (b).

“Subsidiary” means, with respect to any Person, any company, corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a company or corporation, at least 50% of the total voting power of shares entitled (irrespective of whether, at the time, shares of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated herein, the term “Subsidiary,” shall refer to a Subsidiary of the Company.

“Tag Along Deadline” shall have the meaning set forth in Section 4.1.2.

“Tag Along Holder” shall have the meaning set forth in Section 4.1.1.

“Tag Along Notice” shall have the meaning set forth in Section 4.1.1.

“Tag Along Offer” shall have the meaning set forth in Section 4.1.2.

“Tag Along Sale Percentage” shall have the meaning set forth in Section 4.1.1(a).

“Tag Along Sellers” shall have the meaning set forth in Section 4.1.2.

“TCV” shall mean TCV VI Management L.L.C.

“TDS” shall have the meaning set forth in the Preamble.

“Transaction Documents” shall mean this Agreement and the Registration Rights Agreement.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Travelport Holdings” shall have the meaning set forth in the Preamble.

“Travelport Limited” shall have the meaning set forth in the Preamble.

“Warrants” shall mean any warrants to subscribe for, purchase or otherwise directly acquire Company Shares.

12. MISCELLANEOUS.

12.1 Survival of Representations; Effect. Each party hereto acknowledges and agrees that such party’s representations and warranties contained in this Agreement shall survive the Closing. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture, group or other association.

12.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given, delivered and effective on the earliest of (i) the date of receipt of confirmation of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 12.2 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of receipt of confirmation of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (local time for the recipient) on any Business Day and earlier than 11:59 p.m. (local time for the recipient) on the day preceding the next Business Day, (iii) one (1) Business Day after being sent, if sent by nationally recognized overnight courier service (charges prepaid), (iv) the date of receipt of a non-automated reply email confirming receipt, if sent via email, or (v) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows (or such other address as any such party shall designate by written notice to the other parties):

If to the Company:

Travelport Worldwide Limited

22 Elm Place

Rye, New York 10580

Telephone: (973) 939-1620

Facsimile: (914) 967-0128

Attention: Eric Bock

E-mail: Eric.Bock@travelport.com

and with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Facsimile: (212) 735-2000

Attention: Gregory A. Fernicola and Andrea L. Nicolas

E-mail: Gregory.Fernicola@skadden.com and

Andrea.Nicolas@skadden.com

If to Travelport Holdings Limited:

Travelport Holdings Limited

22 Elm Place

Rye, New York 10580

Telephone: (973) 939-1620

Facsimile: (973) 939-1620

Attention: Eric Bock

E-mail: Eric.Bock@travelport.com

If to Travelport Limited:

Travelport Limited

22 Elm Place

Rye, New York 10580

Telephone: (973) 939-1620

Facsimile: (973) 939-1620

Attention: Eric Bock

E-mail: Eric.Bock@travelport.com

If to Intermediate or TDS:

Intermediate or TDS

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Martin Brand

Telephone: (212) 583-5120

Facsimile: (212) 583-5483

Email: Brand@blackstone.com

With a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Wilson S. Neely

Telephone: (212) 455-7063

Facsimile: (212) 455-2502

Email: wneely@stblaw.com

If to Angelo, Gordon & Co. (as Principal Shareholder):

Angelo, Gordon & Co.

245 Park Avenue, 26th Floor

New York, New York 10167

Attention: Gavin Baiera

Telephone: (212) 692-0217

Facsimile: (212) 867-6395

Email: gbaiera@angelogordon.com

With a copy (which copy shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Marilyn Sobel

Telephone: (212) 373-3027

Facsimile: (212) 492-0027

Email: msobel@paulweiss.com

If to Q Global Capital Management, L.P. (as Principal Shareholder):

Q Global Capital Management, L.P.

301 Commerce Street, Suite 3200

Fort Worth, Texas, 76102

Attention: Scott McCarty

Telephone: (817) 332-9500

Facsimile: (817) 332-7463

Email: smccarty@qinvestments.com

If to the other Shareholders, at such names and addresses on Schedule I.

12.3 Binding Effect, Etc. Except for the Company’s Articles, the Company’s Bye-laws, and upon execution and delivery by the parties named therein, the Registration Rights Agreement, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior written agreements or contemporaneous oral agreements or discussions, in each case, with respect to such subject matter, including the term sheet attached as Exhibit A to the Restructuring Support Agreement, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors. In the event of any conflict, inconsistency or discrepancy between this Agreement and the Company’s Articles or the Company’s Bye-laws, the terms of this Agreement shall prevail.

12.4 Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

12.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

12.6 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12.7 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13. GOVERNING LAW.

13.1 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.2 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts or to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.2 hereof is reasonably calculated to give actual notice.

13.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.4 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders’ Agreement on the day and year first written above.

Travelport Worldwide Limited

By:	/s/ Rochelle J. Boas
Name:	Rochelle J. Boas
Title:	Senior Vice President and Assistant Secretary

Travelport Holdings Limited

By:	/s/ Rochelle J. Boas
Name:	Rochelle J. Boas
Title:	Senior Vice President and Assistant Secretary

Travelport Limited

By:	/s/ Rochelle J. Boas
Name:	Rochelle J. Boas
Title:	Senior Vice President and Assistant Secretary

TDS

TDS Investor (Cayman) L.P.

By:	/s/ Rochelle J. Boas
Name:	Rochelle J. Boas
Title:	Authorized Signatory

SHAREHOLDERS

Name of Shareholder:

by

Name:

Title:

For any Person requiring a second signature block:

by

Name:

Title:

Exhibit A

FORM OF ADDENDUM AGREEMENT

This Addendum Agreement is made this          day of                 , 201    , by and between                 (the “Transferee”),                  (the “Transferor”) and Travelport Worldwide Limited, a Bermuda exempted company (the “Company”), pursuant to the terms of that certain Amended and Restated Shareholders’ Agreement dated as of April 15, 2013, including all exhibits and schedules thereto, as such agreement may have been amended from time to time (the “Agreement”), by and among the Company, the shareholder signatories thereto and the other parties thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company, the Shareholders and the other parties thereto entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to, among others, the Company, the Shareholders and the Shares;

WHEREAS, the Transferee is acquiring Shares pursuant to a Transfer, in accordance with the Agreement; and

WHEREAS, the Company and the Shareholders have required in the Agreement that all Persons to whom Shares are Transferred by Shareholders must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if such Transferee were an original party thereto and imposing the same restrictions and obligations on the Transferee and the Shares to be acquired by the Transferee as are imposed upon Shareholders under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Shares, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the Shares in accordance with and subject to the terms and conditions of the Agreement.

2. The Transferee represents and warrants, as of the date hereof, to the Company and the Shareholders as follows:

(a) the Transferee has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by such Transferee of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by the Transferee and constitutes the binding obligation of the Transferee enforceable against the Transferee in accordance with its terms;

(c) the execution, delivery, and performance by the Transferee of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law to which the Transferee is subject, (ii) violate any order, judgment, or decree applicable to the Transferee, or (iii) conflict with, or result in a breach or default under, any agreement or other instrument to which the Transferee is a party or any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Transferee’s ability to satisfy its obligations hereunder or under the Agreement;

(d) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any governmental authority or any other Person, is necessary on the part of the Transferee to perform its obligations hereunder or to authorize the execution, delivery and performance by the Transferee of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Transferee’s ability to satisfy its obligations hereunder, under the Agreement or under any agreement or other instrument to which the Transferee is a party;

(e) the Transferee is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act;

(f) the Transferee understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that (i) the Shares may be offered, resold, pledged or otherwise Transferred only (A) pursuant to an exemption from registration under the Securities Act, (B) to the Company or any of its Subsidiaries or (C) pursuant to an effective registration statement and, in each case, in compliance with the limitations in the Agreement and in the Company’s Bye-Laws (as may be amended from time to time) and any applicable securities laws of any State of the United States or any other applicable jurisdiction and (ii) the Transferee will, and each subsequent transferee is required to, notify any later purchaser from it of the resale restrictions described in (i) above and any later purchaser shall be subject to such resale restrictions and the approval of the Bermuda Monetary Authority, if applicable;

(g) the Transferee confirms that (i) the Transferee has requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of acquiring Shares and the Transferee and any accounts for which it is acting are each able to bear the economic risks of its or their investment, including a complete loss of the investment, (ii) the Transferee is not acquiring Shares with a view to any distribution of Shares; provided that the disposition of its property and the property of any accounts for which the Transferee is acting as fiduciary shall remain at all times within its control and (iii) the Transferee acknowledges that it has had access to the financial and other information, and has been afforded the opportunity to ask questions of representatives of the Company and receive answers to those questions, as it deemed necessary in connection with its investment in the Company;

(h) the Transferee understands that the Shares will bear the legends set out in Sections 7.1 and 7.2 of the Agreement;

(i) the Transferee acknowledges that none of TDS, Intermediate or the Company nor any person representing the Company has made any representations to it with respect to the Shares, the Company, the Restructuring or the Company’s financial condition or results of operations or cash flows;

(j) the Transferee agrees that it will deliver to each person to whom it proposes to Transfer Shares notice of the restrictions on Transfer of the Shares and any such transferee shall be deemed to have acknowledged any such restrictions upon such Transfer and such acknowledgement is a condition of such Transfer;

(k) the Transferee acknowledges that TDS, Intermediate, the Company and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that, if any of the foregoing acknowledgements, representations or agreements deemed to have been made by it are no longer accurate, it shall promptly notify the Company. If the Transferee is acquiring any Shares as a fiduciary or agent for one or more investor accounts, the Transferee represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account;

(l) the Transferee understands that no representation is made as to the availability of any exemption from Securities Act registration for the resale of the Shares; and

(m) the Transferee does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the execution, delivery or performance of this Agreement by the Transferee.

3. The Transferee agrees that the Shares acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound, by, and shall have the benefit of (subject to Section 3.4 of the Agreement), all of the terms and conditions of the Agreement to the same extent as if the Transferee was an original party to the Agreement; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee unless and until the Company executes this Agreement confirming the due admission of the Transferee. This Addendum Agreement shall be attached to and become a part of the Agreement.

4. For good and valuable consideration, the sufficiency of which are hereby acknowledged by the Transferor and the Transferee, the Transferor hereby transfers and assigns absolutely to the Transferee [all of its Shares] [such portion of its Shares as is specified below], including, for the avoidance of doubt, all rights, title and interest in and to such Shares, with effect from the date hereof.

5. The Transferee hereby agrees to accept the Shares of the Transferor and hereby agrees and consents to become a Shareholder.

6. It is hereby confirmed by the Transferor that the Transferor has complied in all respects with the provisions of the Agreement with respect to the transfer of the Shares. The number of Shares currently held by the Transferor, and to be transferred and assigned pursuant to this Addendum Agreement, are as follows:

Number of Shares

[                    ]

7. In respect of such Shares listed in Section 6 hereof and all additional Shares and other securities of the Company which the Transferee shall hold in the Company after the date hereof, the Transferee hereby waives, pursuant to Section 88 of The Companies Act 1981, as amended, of Bermuda the requirement that (i) the Company lay before general meetings of the Company’s shareholders financial statements prepared in accordance with generally accepted accounting principles and an auditor’s report thereon in respect of the financial years ending 2010 through and including 2021 and (ii) an auditor be appointed to the close of the next annual general meeting.

8. Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

9. This Addendum Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

[TRANSFEREE]

By:
Name:
Title:
Address:

[TRANSFEROR]

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

TRAVELPORT WORLDWIDE LIMITED

By:
Name:
Title: